UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐ Definitive Information Statement

FOAMEX INTERNATIONAL INC.

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(Name of Registrant As Specified In Its Charter)

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FOAMEX INTERNATIONAL INC.

1000 COLUMBIA AVENUE

LINWOOD, PENNSYLVANIA 19061

To the Stockholders of Foamex International Inc.

Foamex International Inc., a Delaware corporation (“we”, “us”, “our” or the “Company”), obtained the written consent of stockholders holding a majority of the shares of its common stock, $0.01 par value per share (the “Common Stock”) as of May 9, 2008 (the “Consent”). The Consent authorizes: (i) the amendment of our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of Common Stock from 193,000,000 to 750,000,000 (the “Charter Amendment”), and (ii) the amendment of the Company’s 2007 Management Incentive Plan (the “MIP”) to increase the number of shares of Common Stock issuable under the MIP from 2,325,000 in the aggregate to 27,300,000 in the aggregate (the “MIP Amendment”, and together with the Charter Amendment, the “Amendments”).

The Amendments were approved by the Company’s Board of Directors on May 9, 2008. The Amendments were approved by the holders of a majority of the shares of our Common Stock by written consent on June 12, 2008. The actions referred to in such written consents are expected to become effective on June ___, 2008, which is the date that is 20 calendar days after the expected mailing of this Information Statement to the stockholders of the Company.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the Amendments. No meeting of the Company’s stockholders will be held or proxies requested for these matters since they have already been approved by the requisite written consent of the holders of a majority of the shares of our Common Stock.

Under the rules of the Securities and Exchange Commission, the Amendments cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

By order of the Board of Directors

/s/ John G. Johnson, Jr.

John G. Johnson, Jr.

President and Chief Executive Officer

______, 2008

SCHEDULE 14C PRELIMINARY COPY

FOAMEX INTERNATIONAL INC.

1000 COLUMBIA AVENUE

LINWOOD, PENNSYLVANIA 19061

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

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About this Information Statement

This Information Statement is being mailed on or about June [___], 2008, to the holders of record at the close of business as of May 9, 2008 (the “Record Date”) of shares of common stock, $0.01 par value per share (the “Common Stock”), of Foamex International Inc., a Delaware corporation (“we”, “us”, “our” or the “Company”). You are receiving this Information Statement in connection with written consents completed on June 12, 2008 (the “Stockholder Written Consent Date”) by stockholders owning a majority of the Common Stock on the Record Date, which consent approves: (i) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to authorize an additional 557,000,000 shares of Common Stock by increasing the number of authorized shares of Common Stock from 193,000,000 shares to 750,000,000 shares (the “Charter Amendment”), and (ii) an amendment to the Company’s 2007 Management Incentive Plan (the “MIP”) to increase the number of shares of Common Stock issuable under the MIP from 2,325,000 in the aggregate to 27,300,000 in the aggregate (the “MIP Amendment”, and together with the Charter Amendment, the “Amendments”).

The Amendments were approved by the Company’s Board of Directors on May 9, 2008. The Amendments were approved by the holders of a majority of the shares of our Common Stock by written consent on June 12, 2008. The actions referred to in such written consents are expected to become effective on June ___, 2008, which is the date that is 20 calendar days after the expected mailing of this Information Statement to the stockholders of the Company.

Authorization or Issuance of Securities Otherwise than for Exchange

The purpose for the increase in the authorized shares of Common Stock pursuant to the Charter Amendment is to allow for the issuance of additional shares of Common Stock upon conversion of shares of Series D Preferred Stock (as defined below) issued pursuant to the Equity Cure Letters (as defined below), the Rights Offering (as defined below), the Second Lien Term Loan Offering (as defined below), the put option under the Put Option Agreements (as defined below) and the increase in the number of shares of Common Stock authorized for issuance under the MIP pursuant to the MIP Amendment. Attached hereto as Exhibit A is the form of Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”).

Equity Cure Letters

On February 13, 2008, each of D. E. Shaw Laminar Portfolios, L.L.C (“D. E. Shaw”), Sigma Capital Associates, LLC (“Sigma”) and Goldman, Sachs & Co. (“Goldman”, collectively with D. E. Shaw and Sigma, the “Curing Significant Equityholders”) delivered equity cure letters (the “Equity Cure Letters”) to the Company, pursuant to which they gave commitments to purchase, if requested to do so by the Company and subject to certain conditions, in cash, either (i) shares of the Company’s Series D preferred stock , par value $0.01 per share (the “Series D Preferred Stock”) (a new series of the Company’s convertible preferred stock that would be issued), (ii) shares of the Company’s Series E preferred stock, par value $0.01 per share (the “Series E Preferred Stock”) (a new series of the Company’s preferred stock that would be issued), or (iii) any combination of Series D Preferred Stock or Series E Preferred Stock, for an aggregate amount of up to $20 million. The commitments in the Equity Cure Letters were provided in order to facilitate the Company’s ability pursuant to the Credit Agreements (as defined below) or the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Company, Foamex L.P. and the other guarantors named thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties named thereto (the “Revolver”), as applicable, to comply with its financial covenants under Credit Agreements or the Revolver, as applicable, with respect to the relevant fiscal quarter.

On April 17, 2008, the Company exercised its option under the Equity Cure Letters to require each of the Curing Significant Equityholders to purchase shares of its capital stock for an aggregate consideration of $18.5 million. Each of the Curing Significant Equityholders elected to purchase shares of Series D Preferred Stock. On April 18, 2008, the Company filed the Certificate of Designations to create the Series D Preferred Stock. On April 22, 2008, the Company issued an aggregate of 18,500 shares of Series D Preferred Stock to the Curing Significant Equityholders. The Company intends to use the contributions pursuant to the Equity Cure Letters to fund ordinary course expenditures, and not to prepay any debt (whether revolver, term or other).

The Company would need to issue shares of Common Stock upon conversion by the Curing Significant Equityholders of these shares of Series D Preferred Stock. Assuming conversion of all such shares of Series D Preferred Stock at the Rights Offering Price (as defined below), the Company would have to issue approximately 28.5 million shares of Common Stock to the Curing Significant Equityholders.

Equity Commitment Agreement

On April 1, 2008, the Company entered into an Equity Commitment Agreement (the “Equity Commitment Agreement”) with D. E. Shaw, Sigma, CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III, L.P. (together with CGDO, LLC, “Chilton” and collectively with D. E. Shaw and Sigma, the “Significant Equityholders”).

Pursuant to the Equity Commitment Agreement, the Company will carry out a rights offering (the “Rights Offering”) to existing holders of Common Stock (other than the Significant Equityholders) and, concurrent with the Rights Offering, an offering of shares of Common Stock to the lenders (other than the Significant Equityholders) under the Second Lien Term Credit Agreement (the “Second Lien Agreement”), dated as of February 12, 2007, among the Company, Foamex L.P., the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (such offering, the “Second Lien Term Loan Offering” and, together with the Rights Offering, the “Offerings”). To the extent the Significant Equityholders are required to purchase shares of Common Stock pursuant to the Equity Commitment Agreement (and the related Put Option Agreements described below), they will not participate in the Rights Offering.

The Rights Offering and Second Lien Term Loan Offering

In connection with the Rights Offering, the Company will issue to each record holder of Common Stock (other than the Significant Equityholders as described above) a non-transferable right to purchase 7.132 shares of Common Stock for each share of Common Stock owned by such holder on the record date to be determined (the “Rights Offering Record Date”) in exchange for a cash payment. The purchase price of shares of Common Stock in the Rights Offering will be $0.65 per share (the “Rights Offering Price”). The Company would issue approximately 110.7 million shares of Common Stock if all rights (other than those held by the Significant Equityholders) are exercised in the Rights Offering during the Early Participation Period (as defined below).

In the Second Lien Term Loan Offering, the lenders under the Second Lien Agreement may purchase shares of Common Stock, with the purchase price being satisfied with an assignment to the Company, on a dollar-for-dollar basis at par, of outstanding loans under the Second Lien Agreement (at the principal amount of the loan being assigned). The purchase price per share in the Second Lien Term Loan Offering shall be the Rights Offering Price. To the extent the Significant Equityholders are required to purchase shares of Common Stock pursuant to the Equity Commitment Agreement (and the related Put Option Agreements described below), they will not participate in the Second Lien Term Loan Offering. The Company would issue approximately 117.7 million shares of Common Stock if all of the Company’s lenders under the Second Lien Agreement (other than the Significant Equityholders) participate in the Second Lien Term Loan Offering during the Early Participation Period.

Pursuant to the transactions under the Equity Commitment Agreement, if the Significant Equityholders satisfy their obligations in full under the Equity Commitment Agreement, all holders of rights (other than the Significant Equityholders) participate in full in the Rights Offering and all of the Company’s lenders under the Second Lien Agreement (other than the Significant Equityholders) participate in full in the Second Lien Term Loan Offering, the Company will receive gross proceeds (in cash and in principal amount of loans under the Second Lien Agreement assigned to the Company pursuant to the Second Lien Term Loan Offering), before fees and expenses, of approximately $264.1 million, including the amounts received under the Equity Cure Letters.

Pursuant to the terms of the First Lien Term Credit Agreement (the “First Lien Agreement” with together with the Second Lien Agreement, the “Credit Agreements”), dated as of February 12, 2007, among the Company, Foamex, L.P., the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, as amended, the Company must use the net cash proceeds of the Rights Offering to repay a portion of its indebtedness under the First Lien Agreement and the Second Lien Agreement. Borrowings under the First Lien Agreement, as amended, bear interest at the Company’s option at either LIBOR plus an applicable margin of 3.25% per annum or the alternate base rate plus an applicable margin of 2.25% per annum. The loan under the First Lien Agreement matures on February 12, 2013.

Any loans assigned to the Company in connection with the Second Lien Term Loan Offering will be contributed to Foamex, L.P., the borrower under the Second Lien Agreement. Foamex, L.P. will cancel these loans, thereby reducing its indebtedness dollar-for-dollar under the Second Lien Agreement. Borrowings under Second Lien Agreement bear interest at the Company’s option at either LIBOR plus an applicable margin of 4.75% per annum or the alternate base rate plus an applicable margin of 3.75% per annum. The loan under the Second Lien Agreement matures on February 12, 2014.

Early Participation Shares

As part of the Offerings, the Company will issue additional shares of Common Stock (“Early Participation Shares”), as an early participation premium, to each person (other than the Significant Equityholders) that participates, in whole or in part, in the Rights Offering or the Second Lien Term Loan Offering during the first seven days of each such offering (such period, the “Early Participation Period”). Any such person will receive a number of Early Participation Shares equal to 2% (subject to any applicable cutbacks in the Offerings) (the “Early Participation Percentage”) of the number of shares of Common Stock subscribed for by such person through the exercise of rights in the Rights Offering and/or the submission of loans in the Second Lien Term Loan Offering during such period. A maximum aggregate of approximately 4.5 million shares of Common Stock may potentially be issued as Early Participation Shares in the Offerings. The purpose of issuance of Early Participation Shares is to encourage early participation in the Offerings. Such shares are included in the maximum shares that may be issued as described under “The Rights Offering and Second Lien Term Loan Offering” above.

Put Option Agreement

Pursuant to the Equity Commitment Agreement, the Company has entered into put option agreements with the Significant Equityholders (collectively, the “Put Option Agreements”) pursuant to which, subject to certain conditions, the Company may require the Significant Equityholders to purchase an aggregate of 153.8 million shares of Common Stock at a price per share equal to the Rights Offering Price. The put options expire on the earlier of (i)  seven business days after the expiration of the Offerings and (ii) March 31, 2009. The obligations under the Put Option Agreements shall not terminate until all required funding has occurred in accordance with the terms thereof.

Premiums Payable Under the Equity Commitment Agreement and Equity Cure Letters

As consideration for the option granted to the Company to require each of D. E. Shaw, Goldman and Sigma to purchase securities pursuant to the Equity Cure Letters, upon exercise of the option under the Equity Cure Letters, the Company paid each a premium in an amount equal to 5% of such entity’s maximum obligation under the Equity Cure Letters, payable in shares of Common Stock. In total, the Company issued an aggregate of 620,083 shares of Common Stock. In consideration for entry into the Equity Commitment Agreement and the Put Option Agreements, the Significant Equityholders shall be entitled to receive an aggregate premium (the “Put Option Premium”), payable in shares of Common Stock at $0.65 per share, of $8.625 million, or approximately 13.3 million shares of Common Stock. Given that the dollar amount of this premium amount payable to D. E. Shaw and Sigma is to be reduced by an amount equal to the premium paid to such Significant Equityholder under the Equity Cure Letters, being an aggregate of 446,827 shares of Common Stock, the aggregate Put Option Premium that is payable to the Significant Equityholders is approximately 12.8 shares of Common Stock.

Maximum Proposed Issuance of Shares of Common Stock

If the Significant Equityholders satisfy their obligations in full under the Equity Commitment Agreement, all holders of rights (other than the Significant Equityholders) participate in full in the Rights Offering during the Early Participation Period, all of the Company’s lenders under the Second Lien Agreement (other than the Significant Equityholders) participate in full in the Second Lien Term Loan Offering during the Early Participation Period and the Significant Equityholders fully convert their shares of Series D Preferred Stock issued under the Equity Cure Letters into shares of Common Stock at the Rights Offering Price, the Company will be required to issue approximately 424.2 million shares of Common Stock pursuant to these transactions, including the premiums payable to the Significant Equityholders under the Put Option Agreements and to Goldman under its Equity Cure Letter.

2007 Management Incentive Plan

As a result of issuance of shares of Common Stock pursuant to the Equity Commitment Agreement, the Company intends to increase the maximum number of shares of Common Stock that may be issued in connection with Stock Incentive Awards granted under the MIP. Pursuant to Amendment No. 1 to the MIP, attached hereto as Exhibit B, the shares authorized under the MIP will be increased from 2,325,000 shares of Common Stock to 27,300,000 shares of Common Stock so that the shares of Common Stock authorized for issuance under the MIP represents at least 10% of the shares of Common Stock that would be outstanding after the issuances contemplated by the Equity Commitment Agreement and the transactions contemplated thereby.

General

Overall, the issuance of shares of Common Stock pursuant to the Offerings (including the Early Participation Shares), the Put Option Agreements and the MIP and upon the conversion of the Series D Preferred Stock, could have a dilutive effect on the earning per share, voting power and shareholdings of the stockholders, based on the number of shares of Common Stock that are issued to them pursuant to the above issuances.

Given that the proposed issuances of shares of Common Stock pursuant to the Equity Commitment Agreement and the transactions contemplated thereby and the MIP (as amended) amount to more than 424.2 million in the aggregate, the Company intends to increase the current number of authorized shares of Common Stock from 193,000,000 shares of Common Stock to 750,000,000 shares of Common Stock. The Company has authorized shares in excess of the shares needed for the foregoing issuances in order to provide the Company with flexibility to issue shares for other proper corporate purposes which may be identified in the future, including, but not limited to, raising additional equity capital, adopting additional employee stock or incentive plans or making acquisitions through the use of stock.

The terms of the additional shares of Common Stock authorized pursuant to the Charter Amendment will be identical to those of the currently outstanding shares of Common Stock.

2007 Management Incentive Plan

Set forth below is a summary of the terms of the MIP, which was approved by a majority of the holders of our Common Stock.

Adoption of the Management Incentive Plan

In connection with the Company’s Second Amended and Restated Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code (the “Plan”), the Company adopted the MIP. The purpose of the MIP is:

•	to encourage stock ownership by key employees, non-employee directors and consultants of the Company, so that such persons will have a proprietary interest in the performance of the Company,
•	to provide an incentive for participants to expand and improve the growth and prosperity of the Company, and
•	to assist the Company in attracting and retaining key employees, non-employee directors and consultants.

The MIP is generally intended to provide equity awards that may be structured to qualify as performance-based compensation within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. Section 162(m) of the Code generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain performance-based compensation is exempt from this limit. Specifically, Section 162(m) of the Code does not preclude the Company from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The MIP is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code and related Internal Revenue Service regulations. So as to qualify the MIP for the exemption available under Section 162(m) of the Code, the adoption of the MIP was made subject to stockholder approval. Awards may be made under the MIP prior to receipt of such stockholder approval, but those awards will be subject to the receipt of such approval.

Terms of the MIP

Eligibility. The individuals who shall be eligible to receive incentive awards pursuant to the MIP shall be those employees, directors and consultants whom the Compensation Committee of the Board of Directors shall select from time to time.

Shares Subject to the MIP. The maximum number of shares of Common Stock that may be issued in connection with stock incentive awards granted under the MIP shall not exceed 27,300,000 shares of Common Stock in the aggregate. The maximum number of shares of Common Stock that may be covered by stock incentive awards granted under the MIP to any single participant in any fiscal year of the Company shall not exceed 750,000. The amount payable to any participant with respect to any fiscal year of the Company for all cash incentive awards for which the performance period is not longer than one year shall not exceed $5,000,000 per fiscal year. If shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the group, any portion of the shares forfeited, cancelled or returned shall be treated as not issued under the MIP. In no event shall any new stock incentive award be issued in substitution for outstanding stock incentive awards previously granted to participants, nor shall any repricing of stock incentive awards issued under the MIP be permitted unless the stockholders of the Company expressly approve such substitution or repricing.

Types of Awards. Under the terms of the MIP, the Compensation Committee may from time to time grant options to purchase Common Stock. The MIP also provides for stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses and certain cash incentive awards. All incentive award grants under the MIP shall be evidenced by a separate written agreement in form and substance approved by the Compensation Committee. The Compensation Committee reserves the ability to reduce awards in its discretion.

Stock Options. Stock options under the MIP may be nonqualified or incentive stock options. The exercise price per share of Common Stock covered by any option shall be not less than 100% of the “Fair Market Value” (as defined in the MIP) of a share of Common Stock on the date on which the option is granted. The Compensation Committee shall determine when such options will become vested and exercisable; provided, however that no option shall be exercisable after the expiration of ten years from the date of its grant.

Other Stock-Based Awards. The Compensation Committee may grant equity-based or awards valued by reference to Common Stock, which may be granted by the Compensation Committee in such amounts and subject to such terms and conditions as the Compensation Committee shall determine, including, but not limited to, qualification as performance-based compensation.

Cash Incentive Awards. The Compensation Committee may grant cash incentive awards to be settled in cash and which may also be designed to qualify as performance-based compensation.

Performance Measures. The amount payable with respect to an incentive award intended to qualify as performance-based compensation shall be determined in any manner permitted by Section 162(m) of the Code. The performance goals upon which the payment or vesting of any incentive award intended to qualify as performance-based compensation (other than options and stock appreciation rights) shall be objective and relate to one or more of the following performance measures: (i) net earnings or net income (before or after taxes), (ii) basic or diluted earnings per share (before or after taxes), (iii) net revenue or net revenue growth, (iv) gross profit or gross profit growth, (v) operating profit (before or after taxes), (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales), (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (viii) earnings before or after taxes, interest, depreciation and/or amortization, (ix) gross or operating margins, (x) productivity ratios or improvement, (xi) share price (including, but not limited to, growth measures and total stockholder return), (xii) expense targets, (xiii) margins, (xiv) operating efficiency, (xv) objective measures of customer satisfaction, (xvi) working capital targets, (xvii) measures of economic value added, (xviii) inventory control, (xix) pay down of debt or net debt reduction, (xx) unit volume, and (xxi) net sales or sales or product volume growth. The performance periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Additionally, the Compensation Committee, may, subject to the terms of the MIP, amend previously granted incentive awards in a way that disqualifies them as performance-based compensation.

Adjustment Upon Certain Changes in Common Stock. In the event of any change in the number of shares of Common Stock outstanding or changes in capitalization by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, extraordinary cash dividend, reorganization or similar corporate change, (i) the maximum aggregate number of shares of Common Stock with respect to which the Compensation Committee may grant stock incentive awards and the maximum aggregate number of shares of Common Stock with respect to which the Compensation Committee may grant stock incentive awards to any individual participant in any year shall be appropriately adjusted by the Compensation Committee, and (ii) the Compensation Committee shall make adjustments to stock incentive awards outstanding on the date on which such change occurs, and to award agreements or any other agreements reflecting such stock incentive awards, as to the number, price, exercise price, kind or class of shares subject to, or consideration payable in respect of, stock incentive awards, and such other terms of such incentive awards as the Compensation Committee may consider appropriate, in each case, to reflect such change. In the event of (1) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (2) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Compensation Committee shall, in its discretion, have the power to (A) cancel, effective immediately prior to the occurrence of such event, each stock incentive award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the participant an amount in cash equal to the value, if any, of the award, as determined by the Compensation Committee in its discretion or (B) provide for the exchange of each stock incentive award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such incentive award would have received in such transaction.

Administration. The MIP is administered by the Board of Directors, the Compensation Committee or another Compensation Committee of the Board of Directors, which shall have full discretionary authority to administer the MIP, including the authority to interpret and construe any and all provisions of the MIP and the terms of any awards granted thereunder.

Amendment and Termination. The Board of Directors may at any time suspend or discontinue the MIP or revise or amend it in any respect whatsoever, provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires stockholder approval in order for such revision or amendment to be effective, such revision or amendment shall not be effective without such approval.

The MIP became effective on February 12, 2007 and awards representing 1,949,092 shares have been made as of date of the Form 10-K, filed by the Company on April 4, 2008. The MIP has 2,325,000 shares reserved for issuance. On May 22, 2007, the Company filed a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance under the MIP. All of the shares of Common Stock issuable pursuant to awards granted under our MIP are freely tradable without restrictions under the Securities Act, except to the extent that shares are held by an “affiliate” of the Company or are subject to other contractual restrictions. On January 18, 2008, the Company’s Compensation Committee elected to modify the MIP by deleting language that enabled the Compensation Committee to reduce or eliminate awards previously approved by the Compensation Committee.

Material Differences Introduced by Amendment No. 1 to the MIP

As previously mentioned, the only material difference introduced by the MIP Amendment, is an increase in the shares authorized for issuance under the MIP from 2,325,000 shares of Common Stock to 27,300,000 shares of Common Stock. Such an increase is to ensure that the shareholdings of participants under the MIP are not diluted pursuant to the issuances of additional stock in connection with the Equity Commitment Agreement and the transactions contemplated thereby.

Federal Income Tax Consequences

The following is a brief discussion of the federal income tax consequences as of the date hereof with respect to awards to be granted under the MIP for award recipients (“participants”) and the Company. It should be understood that this discussion is not exhaustive and that special rules may apply with respect to situations not specifically discussed herein, including federal employment taxes, foreign, state and local taxes and estate taxes.

Non-Qualified Stock Options.No taxable income will be realized by the participant upon the grant of a non-qualified stock option (a “NQSO”). On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for federal income tax purposes and (iii) generally will be an allowable income tax deduction to the Company. The participant's tax basis for stock acquired upon exercise of a NQSO will be equal to the option price paid for the stock, plus any amounts included in income as compensation.

When a sale of the acquired shares occurs, a participant will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are held as capital assets. The capital gain or loss will be long-term capital gain or loss if the shares have been held for more than one year. There will be no tax consequences to the Company in connection with a sale of shares acquired under a NQSO.

Incentive Stock Options.The grant of an incentive stock option (an “ISO”) will not result in any federal income tax to a participant. Upon the exercise of an ISO, a participant normally will not recognize any income for federal income tax purposes. However, the excess of the fair market value of the shares transferred upon the exercise over the exercise price of such shares generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax of the participant for the year in which the ISO is exercised. As a result of the exercise a participant's federal income tax liability may be increased.

If the participant disposes of the stock acquired upon the exercise of an ISO (including the transfer of acquired stock in payment of the exercise price of another ISO) either within two years from the date of grant or within one year from the date of exercise, the participant will recognize ordinary income at the time of such disqualifying disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares were held prior to the disqualifying disposition. In the event of such disqualifying disposition, the ISO alternative minimum tax treatment described above may not apply (although, where the disqualifying disposition occurs subsequent to the year the ISO is exercised, it may be necessary for the participant to amend his return to eliminate the tax preference item previously reported).

The Company will not be entitled to a tax deduction upon either exercise of an ISO or disposition of stock acquired pursuant to such an exercise, except to the extent that the participant recognized ordinary income in a disqualifying disposition.

Stock Appreciation Rights.The grant of stock appreciation rights will not result in any federal income tax to a participant. Upon the exercise of a stock appreciation right, a participant will recognize ordinary income in an amount equal to the cash or the difference between the fair market value of the stock received by the participant and the amount the participant paid for the stock. At such time, the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

Restricted Stock, Stock Bonus and Other Stock Award. A participant who receives a grant of restricted stock, stock bonus or other stock award under the MIP generally will be taxed at ordinary income rates on the excess, if any, of the fair market value of shares over any amount paid for the shares when the shares vest or restriction lapses, if subject to vesting or other restrictions, or, otherwise, when received. If a participant makes an election under Section 83(b) of the Code within 30 days after receiving such shares, however, the participant will recognize ordinary income on the date of issuance of the stock equal to the excess, if any, of the fair market value of shares over any amount paid for the shares on that date. If a Section 83(b) election is made, the holding period for the shares will commence on the day after the shares are received and no additional taxable income will be recognized by the participant at the time the shares vest or restriction lapses. However, if shares subject to a Section 83(b) election are forfeited, no tax deduction is allowable to the participant for the forfeited shares. Taxes are required to be withheld from the participant at the time and on the amount of ordinary income recognized by the participant. The Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes income.

Phantom Stock. The grant of phantom stock will not result in any federal income tax to a participant. Upon cash payment, a participant will recognize ordinary income in an amount equal to the cash received. At such time, the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

New Plan Benefits

The following table sets forth certain information concerning the estimated value and number of units granted under the MIP as of June 6, 2008. Participants listed below include each person who served as the Company’s principal executive officer during 2007, each person who served as principal financial officer during 2007 and each of the three next most highly compensated executive officers of the Company andthe executive officers and the Named Executive Officers defined in the “Executive Compensation” section below.

Groups listed below include non-executive directors, executive officers and non-executive officers.

	Restricted Stock		Common Stock		Options
Position	Dollar Value ($) (1) (2)	Number of Units	Dollar Value ($) (1) (3)	Number of Units	Dollar Value ($) (4)	Number of Units
John G. Johnson, Jr. President and Chief Executive Officer (5)	1,465,716	1,144,835	―	―	1,569,368	2,286,322
Raymond E., Mabus, Jr. Former Chief Executive Officer (6)	―	―	―	―	―	―
Robert M. Larney Executive Vice President and Chief Financial Officer (7)	480,022	395,722	―	―	480,623	768,931
Stephen E. Markert, Jr. Former Interim Chief Financial Officer (8)	―	―	―	―	―	―
Andrew M. Thompson Executive Vice President, Business Management and Marketing	304,740	190,648	11,408	3,841	254,866	252,942
Paul A. Haslanger Executive Vice President, Engineering and Technology	―	―	9,394	3,163	―	―
Darrell Nance Executive Vice President, Corporate Sales	151,819	86,758	―	―	130,801	115,266
Gregory J. Christian Former President (9)	106,172	10,409	―	―	116,457	15,590
Executive Officer Group	2,917,410	2,164,314	27,288	9,188	3,452,355	4,442,396
Non-Executive Director Group	―	―	848,954	823,100	398,160	366,866
Non-Executive Officer Employee Group	2,433,015	1,726,418	13,873	4,671	1,928,092	2,280,911

(1)	Dollar value estimated using the closing common stock price on date of issuance.
(2)	Restricted stock includes both service-based vesting and performance-based vesting.
(3)	Dollar value and units for Executive Officers is for certain retention bonuses and for Non-Executive Director Group is a component of their annual compensation package.
(4)

Dollar value represents total option value estimated under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” using the Black-Scholes option pricing model with assumptions specific to the Company.

(5)	Mr. Johnson was named Chief Executive Officer on April 16, 2007 and President and Chief Executive Officer effective September 1, 2007.
(6)	Mr. Mabus resigned as Chief Executive Officer effective April 16, 2007.
(7)	Mr. Larney was named Executive Vice President and Chief Financial Officer effective August 13, 2007.
(8)	Mr. Markert completed his interim assignment on August 24, 2007.
(9)	Mr. Christian resigned as President effective September 1, 2007.

Executive Compensation

Compensation Discussion and Analysis

Overview

The Board of Directors has designated seven of the Company’s officers (including the executive officers named in the Summary Compensation Table) as “executive officers.” The executive officers include the President and Chief Executive Officer (“CEO”), Chief Financial Officer, certain executive vice presidents and other officers who have policy-making authority for the Company. The Board of Directors has delegated to the Compensation Committee the authority for administering the compensation program for executive officers and other members of senior management. All of the members of the Compensation Committee appointed by the Board are independent directors. In this Compensation Discussion and Analysis, unless the context otherwise requires, the terms “we,” and “our” refer to the Compensation Committee, which is currently comprised of Mr. Burke, Mr. Hudgins, and Mr. Charnow and, prior to February 12, 2007, Mr. Hudgins, Mr. Lieberman and Mr. Valdes-Fauli. The employment agreement of Andrew M. Thompson described herein was negotiated in the bankruptcy process and approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Compensation Committee reviews and approves all executive officers’ compensation, including:

•	base salary;
•	annual incentive compensation;
•	long-term equity-based incentive compensation;
•	employment agreements;
•	severance arrangements;
•	change-in-control agreements; and
•	any special or supplemental benefits.

The Compensation Committee reviews and approves corporate goals and objectives used in determining the compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives and makes recommendations to the Board regarding the CEO’s compensation based on this evaluation subject to the terms of the CEO’s employment agreement. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee considers the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The Compensation Committee also reviews and approves changes, amendments or modifications to base salary, incentive compensation, equity awards or other long-term compensation of executive officers. The Compensation Committee also approves the annual and long-term incentive programs.

The Compensation Committee has authority to engage a compensation consultant to both assist it in carrying out its responsibilities in this respect and to conduct periodic reviews of the total compensation program for executive officers. During 2007, the Compensation Committee engaged Executive Compensation Advisors, a Korn/Ferry Company, for competitive data and advice regarding executive compensation.

The Compensation Committee’s consultant advises the Compensation Committee on all compensation matters, including accounting and tax treatment consequences of compensation decisions. Examples of such accounting and tax treatment consequences, include, but are not limited to, whether any equity awards would be deductible by the Company under Section 162(m) of the Internal Revenue Code, the dilutive effect resulting from the granting of equity awards, the cost and impact on the Company’s financial statements from the establishment of the Incentive Plan (as defined below). As part of the executive salary benchmarking process, the consultant to the Compensation Committee used two select salary band levels of the 2007 US Mercer Benchmark Database Executive in making recommendations to the Compensation Committee. The salary bands were broken down by companies with revenues between $500 million and $1 billion and between $1 billion and $2.5 billion. Numerous companies were included in the survey. The President and Chief Executive Officer works with representatives from the Company’s Human Resources Department to make decisions on compensation matters for individuals with a base salary of $225,000 or less per year. Pursuant to the Compensation Committee Charter, the Compensation

Committee is responsible for all compensation matters for employees earning a base salary in excess of $225,000 per year.

Executive Compensation Philosophy and Objectives

Our primary objective with respect to executive compensation is to provide competitive compensation and benefits to attract, retain, motivate and reward the highest quality executive officers. A further objective of our compensation program is to provide variable pay opportunities through cash bonuses and equity awards that reward our officers based on achievement of both individual and Company performance goals. In addition, we aim to establish compensation plans that align the performance of our executive officers with the Company’s objectives. We believe an appropriate mix of an executive officer’s pay should be variable and performance-based in order to focus the executive officer on both our short-term and long-term strategic objectives. It is a key objective to ensure that compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives at companies of comparable size to the Company (the “Peer Group Companies”). The program is designed to reward executives for the achievement of corporate goals and objectives, taking into account both individual performance and contributions to the success of the overall management team.

Once we have completed an evaluation of an executive’s overall performance, we review the executive’s existing compensation and compensation potentially payable to the executive. An executive’s outstanding equity-based awards are not considered in setting future compensation. We then consult with our compensation consultant for an assessment of the competitiveness of the Company’s executive officer compensation relative the Peer Group Companies.

We intend that the annual compensation paid to the Company’s executives (consisting of salary plus annual incentive compensation) and long-term incentive compensation approximate the 25th to 50th percentile of the practices of the Peer Group Companies and broad industry data when performance objectives are achieved. In applying these targets, we did not base our decision on a mathematical analysis of the available data. Rather, we used our judgment after considering all available information. If performance objectives are exceeded, we believe that incentive compensation should be above these levels, and when performance objectives are not achieved, incentive compensation should be below these levels. The bias toward incentive compensation reflected in these percentages is in keeping with our intention to align executive and stockholder interests.

Base Salary

We provide executive officers with a base salary to compensate them for services rendered during the fiscal year. This also enables us to attract and retain an appropriate caliber of talent for the position, and to provide a base level of monthly income that is not subject to our performance risk. We conduct a review of base salaries annually, and during such a review we generally consider the individual past performance of each executive officer named in the Summary Compensation Table (the “Named Executive Officers”), the scope of the role and responsibilities of the executive officer within our organization, and the performance of the organization as a whole. We also review the executive’s compensation relative to that of our other executives and to the market for executives of similar expertise and experience.

Annual Cash Bonus

The 2007 Incentive Plan for Salaried Employees (the “Incentive Plan”), which was approved by the Compensation Committee, is a cash-based pay-for-performance incentive program. Its purpose was to motivate and reward executive officers and all salaried employees of the Company for their contributions to the Company’s performance by making a significant portion of their annual compensation variable and dependent upon the Company’s annual financial performance. The amount of an individual incentive award payment under the Incentive Plan is based upon:

•	the individual’s annual incentive target amount;
•	the operating performance of the Company for 2007; and
•	the individual’s personal performance.

In the second quarter of 2007, the Company’s proposed partial year 2007 Incentive Plan, for the period of July 1, 2007 through December 30, 2007, was presented to the Compensation Committee and approved. The Compensation Committee established a target of $69.5 million of Consolidated EBITDA (as defined below). If the target had been attained or exceeded, each Named Executive Officer would have received a fixed percentage of his earnings during the period from July 1 through December 30, 2007, as described below. The target was not attained and therefore, no payments under the Incentive Plan were made. “Consolidated EBITDA” means, for any period, the consolidated net income of the Company and its subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with generally accepted accounting principles (“GAAP”) on a consolidated basis, and reported on the financial statements for such period, plus, to the extent deducted in the determination of consolidated net income of the Company and its subsidiaries for such period, interest expense, federal, state, local and foreign income taxes, depreciation, and amortization expense and other non-cash charges, and excluding any and all of the following included in such net income: (a) restructuring charges or credits; (b) discontinued operations charges or credits; (c) reorganization charges or credits; (d) gain or loss arising from the sale of any capital assets; (e) gain or loss arising from any write-up or write-down in the book value of any asset; (f) the effects of a change in accounting principle or other pronouncement; and (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP. The Consolidated EBITDA target for purposes of the Incentive Plan is not intended to be in accordance with U.S. GAAP and includes various adjustments that will cause the measurement amount to differ from the Company’s actual results. Had the target been attained, payments under the Incentive Plan based on a percentage of each executive’s earnings during the period of July 1 through December 30, 2007 (“Period Earnings”) would have been as follows: Mr. Johnson – 80% of Period Earnings, Mr. Larney – 50% of Period Earnings, Mr. Thompson – 50% of Period Earnings, Mr. Haslanger – 45% of Period Earnings, Mr. Phillips – 45% of Period Earnings, and Mr. Nance – 45% of Period Earnings. A plan similar to the Incentive Plan has been approved by the Compensation Committee for 2008.

Discretionary Award

Because the target under the Incentive Plan was not met, the Compensation Committee determined that discretionary awards were necessary, in part to retain certain key executives and employees and to reward such employees for accomplishments that were achieved. In determining the discretionary awards, the Compensation Committee considered the target incentive payment under the Incentive Plan and the contributions and performance of each of the Named Executive Officers during 2007 and awarded a portion thereof as discretionary bonuses. While the Incentive Plan target was not attained, several significant goals were achieved in 2007. Among the factors considered by the Compensation Committee were how close the actual financial results were to the target, a reduction in the Company’s debt significantly beyond the original target, improvements in working capital, sales of non-strategic assets, greater efficiencies in the Company’s manufacturing facilities, the freezing of the Company’s defined benefit pension plan and securing certain new business contracts. See Summary Compensation Table below for a listing of the amounts paid to certain of the Named Executive Officers.

Equity-Based Compensation

To determine the number of stock options and restricted stock awards for our Named Executive Officers, the consultant to the Compensation Committee develops a target amount of equity-based compensation for each Named Executive Officer considering, among other things, comparable amounts of equity-based compensation at the Peer Group Companies. The Compensation Committee reviews and approves the actual target value for each Named Executive Officer. In 2007, stock option awards represented 50% of the target amount of equity-based compensation with the number of options determined by using an option valuation determined by the Black-Scholes model. The 2007 restricted stock awards represented the remaining 50% with the number determined by a 30-day average of the Company’s stock price prior to the grant date. Equity-based awards are typically granted on an annual basis.

Pension Plan/Supplemental Executive Retirement Plan

As described below under “Pension Benefits,” payments under the Company’s tax-qualified pension plan are calculated, using annual compensation, including base salary and incentive payments, and years of credited service to the Company. For 2007, federal income tax law limits to $225,000 the annual compensation on which benefits under the tax-qualified pension plan may be based. Because of that limit, we implemented a Supplemental Executive Retirement Plan, generally referred to as the “SERP”, that applied to certain senior managers, including the Named Executive Officers, whose annual compensation exceeds that amount, under which each such employee would receive the full pension accrual to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. The SERP is unfunded and is not qualified for tax purposes. Effective December 31, 2007, accruals under the Company’s tax-qualified pension plan and SERP ceased. Also, effective January 1, 2008, the Company increased its matching contributions to its 401(k) Plan and adopted the Internal Revenue Service safe-harbor formula by matching 100% of the first 3% contributed by its employees, including the Named Executive Officers and 50% of the next 2% of employee contributions. In addition, the Company adopted a Supplemental Savings Plan under which the Company will contribute 4% of salary in excess of the $225,000 Internal Revenue Service limitation. All of the Named Executive Officers are eligible to participate in the Supplemental Savings Plan.

Executive Personal Benefits

We believe that executives generally should not be treated differently than other employees when it comes to personal benefits and therefore, we have limited executive personal benefits. During 2007, these personal benefits for the Named Executive Officers were generally limited to (i) executive long-term disability insurance coverage, (ii) matching contributions by the Company with respect to the Company-sponsored 401(k) Plan, and (iii) automobile allowances.

Key Employee Retention Program

On November 17, 2005, the Bankruptcy Court approved a motion authorizing a key employee retention program (the “KERP”). The Compensation Committee, in consultation with its outside compensation consultant, Mercer Human Resource Consulting, and its legal advisors, proposed that the Company implement the KERP and associated severance plan. The original KERP was modified based on feedback from the Ad Hoc Committee of the Company’s senior secured noteholders as further described in the motion authorizing the KERP. The KERP pertains to 77 employees who were eligible to receive cash distributions aggregating up to $3.2 million. In addition, certain participants received additional distributions aggregating up to approximately $650,000 in common stock of the Company at a price per share that reflects the value of the equity on the Effective Date of the Plan. Distributions under the KERP were made (i) on or around certain milestone dates during the chapter 11 cases, and (ii) on and subsequent to the Effective Date of the Plan. Cash distributions pursuant to the KERP, aggregating approximately $400,000, were paid in December 2005 and additional amounts aggregating approximately $1.1 million were paid in the first quarter of 2006. In connection with the Effective Date of the Plan, additional cash payments aggregating approximately $1.3 million were made during 2007. The common stock distributions were made at the six month and one year anniversaries of the Effective Date of the Plan. The KERP also included an additional $500,000 discretionary cash pool to address specific employment matters and unanticipated needs that could have arisen during the chapter 11 cases. Approximately $55,000 was paid by the Company from this discretionary pool, none of which was paid to any executive officer.

Employment Agreements

The Company has entered into an employment agreement with Mr. Johnson pursuant to which he serves as President and CEO of the Company. Certain terms of this employment agreement are described below under the Summary Compensation Table.

The Company has also entered into employment agreements with Messrs. Larney and Thompson. The material terms of these employment agreements are described herein. These agreements include provisions regarding severance payments. In addition, there are two other executive officers who are parties to agreements that have change-in-control protections. These agreements provide for specified severance amounts in the event of termination of employment at or shortly after a change in control of the Company. In the event of a change in control without termination, cause or a resignation for Good Reason (as defined) as of December 30, 2007, severance amounts would have been (i) $2,340,000 for Mr. Johnson, (ii) $562,500 for Mr. Larney, and (iii) $875,000 for Mr. Thompson. In the event of a change of control as of December 30, 2007, severance amounts would have been (i) $786,500 for Mr. Haslanger and (ii) $696,000 for Mr. Nance. Severance for Mr. Haslanger in the event of termination without cause is guaranteed by the Company’s severance policy and as of December 30, 2007 the severance amount would have been $265,000.  Severance for Mr. Nance in the event of termination witout cause as of December 30, 2007 would have been $480,000 due to an agreement that exists between Mr. Nance and the Company.

In the event an employee is terminated by the Company without cause, such employee is entitled to severance pay in accordance with the Company’s severance policy, except as otherwise may be provided in an employment agreement that the employee may have with the Company. In order to receive the severance set forth below, an employee is required to execute a severance agreement and release, which contains a non-compete provision. The non-compete obligation runs concurrently with the period that the employee receives severance payments. The material terms of the severance policy appear below:

Job Classification	Severance Entitlement
Executive Vice President	52 weeks. *
Senior Vice President	Greater of 39 weeks or 2 weeks for each year of service up to a maximum of 52 weeks. **
Vice President	Greater of 26 weeks or 2 weeks for each year of service up to a maximum of 52 weeks. ***
Director or Plant Manager	2 weeks for each year of service up to a maximum of 40 weeks.
All Other Salaried Employees	1 week for each year of service up to a maximum of 26 weeks, with a minimum of 2 weeks pay.

*

Executive Vice Presidents with less than 18 months of service at time of termination will receive a maximum severance entitlement of 39 weeks, unless the executive’s employment contract specifies a different amount.

**	Senior Vice Presidents with less than 18 months of service at time of termination will receive a maximum severance entitlement of 26 weeks.
***	Vice Presidents with less than 18 months of service at time of termination will receive a maximum severance entitlement of 13 weeks.

The following Summary Compensation Table contains information concerning annual and long-term compensation during 2007 and 2006 provided to each person who served as the Company’s Chief Executive Officer during 2007, each person who served as principal financial officer during 2007 and each of the three next most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensa-tion ($)	All Other Compen -sation ($)	Total ($)
			(6)	(7)(8)	(9)	(10)	(11)	(12)
John G. Johnson, Jr. President and Chief Executive Officer (1)	2007 2006	462,500 —	— —	43,487 —	34,712 —	100,000 —	73,285 —	13,686 —	727,670 —
Raymond E., Mabus, Jr. Former Chief Executive Officer (2)	2007 2006	203,847 526,154	— —	— —	11,544 41,393	— —	— 61,457	872,240 141,033	1,087,631 770,037
Robert M. Larney Executive Vice President and Chief Financial Officer (3)	2007 2006	151,442 —	— —	— —	7,613 —	50,000 —	— —	58,081 —	267,136 —
Stephen E. Markert, Jr. Former Interim Chief Financial Officer (4)	2007 2006	230,457 23,262	— —	— —	— —	— —	— —	596 —	231,053 23,262
Andrew M. Thompson Executive Vice President, Business Management and Marketing	2007 2006	345,962 294,231	127,500 127,500	— —	37,623 57,336	12,000 134,390	17,957 12,782	19,260 4,246	560,302 630,485
Paul A. Haslanger Executive Vice President, Engineering and Technology	2007 2006	264,998 264,998	33,125 49,688	— —	30,561 72,482	20,000 109,709	66,027 52,362	8,158 18,771	422,869 568,010
Darrell Nance Executive Vice President, Corporate Sales	2007 2006	239,992 239,992	105,000 52,500	—	36,444 78,311	5,000 106,916	28,377 20,573	12,055 12,055	426,868 510,347
Gregory J. Christian Former President (5)	2007 2006	342,308 389,616	93,750 187,500	45,184 —	36,919 107,269	— 179,223	4,428 15,781	312,287 4,163	834,876 883,552
(1)	Mr. Johnson was named Chief Executive Officer on April 16, 2007 and President and Chief Executive Officer effective September 1, 2007.
(2)	Mr. Mabus resigned as Chief Executive Officer effective April 16, 2007.
(3)	Mr. Larney was named Executive Vice President and Chief Financial Officer effective August 13, 2007.
(4)	Mr. Markert completed his interim assignment on August 24, 2007.
(5)	Mr. Christian resigned as President effective September 1, 2007.
(6)	Bonus includes amounts earned pursuant to the KERP and paid in 2007.
(7)	Mr. Johnson’s Stock Award compensation reflects the pro-rata portion of the value of common stock granted on July 20, 2007. The stock has a service-based vesting requirement over four years.
(8)	Mr. Christian’s Stock Award compensation reflects amounts earned pursuant to the KERP and paid in 2007.

(9)

Amounts shown under option awards are the dollar amounts recognized for financial statement purposes for 2007 and 2006 in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” and are computed using the valuation assumptions included in Note 14 to our consolidated financial statements.

(10)

The threshold performance targets were not reached under the Incentive Plan. The Compensation Committee determined that a discretionary award was warranted for certain Named Executive Officers for their 2007 contributions to the Company. These discretionary bonus payments were made on February 8, 2008.

(11)

Amounts included as change in pension value is the aggregate change in the actuarial present value of each executive’s accumulated benefit under the Company’s pension plan and under the SERP. Mr. Mabus and Mr. Markert resigned from the Company before their respective benefits were vested and, therefore are not entitled to a benefit.

(12)

All other compensation includes the executive personal benefits described above in “Executive Personal Benefits”. All other compensation for Mr. Mabus includes severance payments aggregating $865,000. All other compensation for Mr. Christian includes severance payments aggregating $261,540. See Former Employees – Employment Agreements below.

2007 ALL OTHER COMPENSATION COMPONENTS

	Perquisites			Company
	& Other	Disability		Contributions		Option
	Personal	& Life	Tax	To Retirement		Income
Name	Benefits (a)	Insurance	Reimbursement	Plans	Severance	Realized	Total
John G. Johnson, Jr.	10,246	1,173	517	1,750			13,686
Raymond E. Mabus, Jr.	2,215	277		1,788	865,000	2,960	872,240
Robert M. Larney	47,264	238	9,819	760			58,081
Steven E. Markert, Jr.		596					596
Andrew M. Thompson	12,739	3,038	1,233	2,250			19,260
Paul A. Haslanger		4,656	1,252	2,250			8,158
Darrell Nance	7,200	1,759	846	2,250			12,055
Gregory J. Christian	8,031	938	413	2,250	261,539	39,116	312,287

(a)

Mr. Larney’s benefits included $41,448 for relocation reimbursements and $5,816 for an automobile allowance. All other benefits were for automobile allowances, measured by the amount of cash payments to participants.

The following table provides information about each of the outstanding awards to purchase our common stock held by each Named Executive Officer as of December 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date (2)
John G. Johnson, Jr. President and Chief Executive Officer		56,689	10.20	07/20/2017
Raymond E. Mabus, Jr. Former Chief Executive Officer	—	—	—	—
Robert M. Larney Executive Vice President and Chief Financial Officer		11,338	8.00	08/06/2017
Stephen E. Markert, Jr. Former Interim Chief Financial Officer	—	—	—	—
Andrew M. Thompson Executive Vice President, Business Management and Marketing	250 250 250 1,875 2,500 625 3,125 0 2,250 3,333 0	0 0 0 0 0 0 0 1,250 0 6,666 12,755	20.25 26.25 21.00 30.00 35.04 25.76 8.40 8.92 16.40 6.00 10.20	04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 01/31/2009 02/16/2010 04/15/2011 07/20/2017
Paul A. Haslanger Executive Vice President, Engineering and Technology	500 250 250 250 625 625 750 625 8,750 4,500 2,500	0 0 0 0 0 0 0 0 0 0 2,500	53.00 24.88 20.25 26.25 21.00 30.00 35.04 25.76 8.40 16.40 6.00	02/12/2008 05/27/2009 04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 02/16/2010 04/15/2011
Darrell Nance Executive Vice President, Corporate Sales	2,500 4,500 5,000 5,000 5,000 5,000 2,250 4,375 2,250 2,250	0 0 0 0 0 0 0 0 2,250 0 7,937	24.88 20.25 26.25 21.00 30.00 35.04 25.76 8.40 16.40 6.00 10.20	05/27/2009 04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 02/16/2010 04/15/2011 07/20/2017
Gregory J. Christian Former President	3,898	—	10.20	03/20/2008

STOCK AWARDS

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)
John G. Johnson, Jr. President and Chief Executive Officer			37,850	115,443
Raymond E. Mabus, Jr. Former Chief Executive Officer			—	—
Robert M. Larney Executive Vice President and Chief Financial Officer			7,570	23,089
Stephen E. Markert, Jr. Former Interim Chief Financial Officer			—	—
Andrew M. Thompson Executive Vice President, Business Management and Marketing			8,156	25,974
Paul A. Haslanger Executive Vice President, Engineering and Technology			—	—
Darrell Nance Executive Vice President, Corporate Sales			5,299	16,162
Gregory J. Christian Former President			—	—

(1)

All outstanding awards were pursuant to option grants with 10 year terms and pro rata vesting over five years except as follows: (i) options with a expiration date of December 18, 2008 were fully vested on December 18, 2007 with no prior vesting, (ii) options with expiration dates of February 16, 2010 and April 15, 2011 have a six year term and pro rata vesting over three years, and (iii) options with expiration dates of July 20, 2017 have a 10 year term and pro rata vesting over four years.

(2)	Amounts reported represent restricted stock that contain a service-based vesting requirement over four years.
(3)	Amounts reported represent restricted stock awards that vest upon the attainment of certain annual earnings targets over the 2007 through 2009 period.

GRANT OF PLAN-BASED AWARDS FOR 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Stock Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards
John G. Johnson, Jr. 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/07 07/20/07 07/20/07	52,000	260,000	260,000		37,850			56,689	10.20	386,070 421,766
Robert M. Larney 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	08/06/07 08/06/07 08/06/07	15,144	75,721	75,721		7,570			11,338	8.00	60,560 66,441
Andrew M. Thompson 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/07 07/20/07 07/20/07	17,500	87,500	87,500		8,516			12,755	10.20	86,863 94,897
Paul A. Haslanger 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/07 07/20/07 07/20/07	11,925	59,625	59,625		—			—	—	— —
Darrell Nance 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/07 07/20/07 07/20/07	10,800	54,000	54,000		5,299			7,937	10.20	54,050 59,051
Gregory J. Christian 2007 MIP Incentive 2007 MIP Stock Awards 2007 MIP Option Awards	07/01/07 07/20/07 07/20/07	—	—	—		10,409			15,590	10.20	106,172 115,990

The following table sets forth as to each of the Named Executive Officers information on exercises of options to purchase our common stock during 2007.

OPTION EXERCISES FOR 2007

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Raymond E. Mabus, Jr. Former Chief Executive Officer	1,000	2,960
Gregory J. Christian Former President	16,666	48,498

The following table sets forth as to each of the Named Executive Officers the present value of the accumulated pension benefits and the number of years of credited service.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	(1)	(2)	(3)
John G. Johnson, Jr. President and Chief Executive Officer	Foamex L.P. Pension Plan SERP	— 2.0	— 206,924	— —
Raymond E. Mabus, Jr. Former Chief Executive Officer	Foamex L.P. Pension Plan SERP	— —	— —	— —
Robert M. Larney Executive Vice President and Chief Financial Officer	Foamex L.P. Pension Plan SERP	— —	— —	— —
Stephen E. Markert, Jr. Former Interim Chief Financial Officer	Foamex L.P. Pension Plan SERP	— —	— —	— —
Andrew M. Thompson Executive Vice President, Business Management and Marketing	Foamex L.P. Pension Plan SERP	8.0 8.0	61,041 19,611	— —
Paul A. Haslanger Executive Vice President, Engineering and Technology	Foamex L.P. Pension Plan SERP	38.6 38.6	806,884 190,370	— —
Darrell Nance Executive Vice President, Corporate Sales	Foamex L.P. Pension Plan SERP	23.8 23.8	152,689 56,072	— —
Gregory J. Christian Former President	Foamex L.P. Pension Plan SERP	10.4 10.4	68,061 —	— —

(1)

The Foamex L.P. Pension Plan applies to all full and part-time employees. The SERP applies only to those who are Executive Vice Presidents or higher or were Executive Vice Presidents when the SERP was adopted.

(2)	Years of credited service is measured as of December 30, 2007.
(3)	Present value of accumulated benefit is determined using pension plan assumptions in Note 12 to our consolidated financial statements.

Current Employees – Employment Agreements

John G. Johnson, Jr.

Mr. Johnson entered into an employment agreement (the “Johnson Agreement”) with the Company, dated April 16, 2007 and amended as of July 20, 2007, pursuant to which he is employed as Chief Executive Officer of the Company, reporting directly to the Board. The Johnson Agreement is in effect from April 16, 2007 through the close of business on April 16, 2009 and shall automatically extend for successive one-year periods, unless either party gives 45 days’ prior written notice not to extend the employment term. The Johnson Agreement may be terminated before expiration under the circumstances provided in the agreement.

During the term of the Johnson Agreement, Mr. Johnson’s annual base salary will be $650,000, and he is entitled to earn annual cash bonus awards with a target bonus opportunity of 80% of his annual base salary. Mr. Johnson’s salary and bonus opportunity will be reviewed annually by the Board and may be increased, but not decreased, without Mr. Johnson’s written consent. The salary review may also be conducted by a committee of the Board, and the bonus opportunity review may be conducted by the compensation committee of the Board.

The Company agreed to cause the Board or its Compensation Committee to grant Mr. Johnson an equity incentive award in 2007 pursuant to the MIP as described below. In addition, from time to time during the term of the employment agreement, in the discretion of the Board or its compensation committee, Mr. Johnson will be entitled to participate in the Company’s equity plans and programs for senior executive officers, on a basis consistent with other similarly-situated senior executive officers.

Mr. Johnson is entitled to participate in the Company’s 401(k) Plan, pension plan, the SERP, and life, medical, dental, and disability insurance plans on a basis no less favorable than generally provided to other similarly-situated senior executive officers. The Company provides Mr. Johnson a car allowance of $1,200 per month.

If the Company terminates Mr. Johnson’s employment for reasons other than “Cause”, death, or “Disability”, or if Mr. Johnson terminates his employment for “Good Reason” (as such terms are defined in the Johnson Agreement), in each case, at any time prior to April 16, 2008, Mr. Johnson would have, subject to his execution of a general release and waiver of claims against the Company, received (i) cash severance, paid in 24 equal monthly installments, equal to two times the sum of his base salary plus his target bonus, and (ii) continued participation for Mr. Johnson and his eligible dependents in the Company’s medical and dental plans for 24 months, at the same cost to Mr. Johnson in effect immediately before termination. If a termination described in the preceding sentence occurs after April 16, 2008, Mr. Johnson is entitled to receive (a) cash severance equal to the sum of his base salary and target bonus, paid in 12 equal monthly installments, and (b) continued participation for Mr. Johnson and his eligible dependents in the Company’s medical and dental plans for 12 months, at the same cost to Mr. Johnson in effect immediately before termination. If Mr. Johnson’s employment is terminated at any time due to his Disability, he is entitled to continued participation in the Company’s medical and dental plans for 12 months, at the same cost to Mr. Johnson in effect immediately before termination. In the case of any of the terminations described in this paragraph, (x) Mr. Johnson will also be entitled to a pro-rated target bonus for the year of termination, paid when annual cash bonuses are paid to other senior Company executives, and (y) the portion of Mr. Johnson’s 2007 equity award (described above) that would have vested during the year following termination will be accelerated and fully vested as of the date of termination. If the termination is on account of Mr. Johnson’s death or Disability, any vested options will remain exercisable until the earlier of the first anniversary of the last day of the fiscal quarter during which Mr. Johnson was terminated and the remainder of the award’s original term. If Mr. Johnson is terminated other than for cause or due to his death or disability, or he terminated his employment for Good Reason his then vested options will remain exercisable until the earlier of the six-month anniversary of the last day of the fiscal quarter during which Mr. Johnson was terminated and the remainder of the award’s original term.

Upon the occurrence of a “Change in Control” (as defined in the Johnson Agreement), all outstanding equity and long-term incentive awards shall immediately vest in a manner to enable Mr. Johnson to participate in the Change in Control transaction. In addition, Mr. Johnson is entitled to receive a “gross-up” payment to make him whole on a net-after tax basis for any “golden parachute” excise taxes.

The Johnson Agreement also contains certain restrictive covenants. If Mr. Johnson’s employment is terminated for any reason other than Cause, Mr. Johnson may not for a period of two years from the date of such termination if such termination occurs prior to April 16, 2008, which period will be reduced to one year in the event the termination occurs on or after April 16, 2008, compete with the Company or solicit any Company employees or customers. Additionally, Mr. Johnson is prevented from divulging any confidential information of the Company during his employment or thereafter.

On July 20, 2007, the Company, and Mr. Johnson entered into an amendment to the Johnson Agreement. Under the amendment, the Company agreed to provide a single life annuity benefit to Mr. Johnson of $1,966 per month (or equivalent annuity options) (the “Retirement Benefit”), in respect of Mr. Johnson’s prior service to the Company. Mr. Johnson previously was Chief Executive Officer of the Company from March 1999 to January 2001. The amendment also extended the time period for the grant of an incentive equity award to be made to Mr. Johnson under the Johnson Agreement, from 30 days following the April 16, 2007 effective date of the Johnson Agreement to 120 days following the effective date. On July 20, 2007, the Company granted an equity incentive award to Mr. Johnson consisting of (i) an option to purchase 56,689 shares of the Company’s common stock at a price of $10.20 per share, the closing price of the Company’s common stock on the date of grant, that vests ratablyannually over a four-year period, and (ii) a restricted stock award of 37,850 shares of the Company’s common stock (based on the average closing price of the Company’s common stock during the 30 trading days preceding June 25, 2007, the date the Compensation Committee of the Company first convened to consider the grant of the restricted stock award) that vests ratably over a four-year period.

The Company and Mr. Johnson also entered into a Supplement Retirement Agreement, dated July 20, 2007, which sets forth the terms of the Retirement Benefit described above. Among other things, the Retirement Benefit becomes payable upon his retirement or disability, and Mr. Johnson may elect a joint and survivor annuity alternative instead of, and having the same actuarial value as, the single life annuity payment.

The Company and Mr. Johnson entered into an amendment to the Johnson Agreement effective as of May 12, 2008. Under the amendment, Mr. Johnson waived any right or alleged right that he may have under the Johnson Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transactions contemplated by the Equity Commitment Letter, dated April 1, 2008, between the Company and each of D.E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CDGO, LLC and Q Funding III, L.P.

Robert M. Larney

Mr. Larney entered into an employment agreement with the Company and Foamex L.P., dated August 6, 2007 (the “Larney Agreement”). Under the Larney Agreement, Mr. Larney serves as Executive Vice President and Chief Financial Officer of the Company, effective August 13, 2007. The initial term of Mr. Larney’s employment commenced on August 13, 2007 and continues through December 31, 2009, subject to automatic one-year extensions, unless either party gives prior written notice of the decision not to extend the employment term at least 45 days in advance of the expiration date then in effect (a “non-renewal notice”). Mr. Larney is entitled to receive an annual base salary of $375,000 during his term of employment, subject to increase by the Company. In addition, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 50% of his annual base salary. Pursuant to the Larney Agreement, Mr. Larney was granted an option to purchase 11,338 shares of the Company’s common stock at an exercise price of $8.00 per share, the closing price of the Company’s common stock on his first day of employment. The option vests ratably over a period of four years. Mr. Larney is also entitled to participate in the Company’s 401(k) Plan, pension plan, the SERP, and life, medical, dental and disability insurance plans. The Company provides Mr. Larney a car allowance of $1,200 per month.

If Mr. Larney’s employment is terminated by the Company for reasons other than “Cause” or “Disability” (each as defined in the Larney Agreement) or death, and such termination is not made as a result of a Company non-renewal notice or if Mr. Larney terminates his employment for “Good Reason” (as defined in the Larney Agreement), he will, subject to his execution of a general release of the Company, receive (1) a cash payment equal to the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of his equity awards that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Larney’s employment is terminated on December 31, 2009 following a Company non-renewal notice, Mr. Larney is entitled to receive (1) a cash payment equal to the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of equity awards made to Mr. Larney in 2007 that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Larney’s employment is terminated on account of death or “Disability,” Mr. Larney or, if applicable, his estate is entitled to (1) payment of a pro-rated bonus in cash for the year of termination and (2) continued participation under the Company’s medical and dental plans for 12 months and (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Larney Agreement), all outstanding equity and long-term incentive awards will immediately vest in a manner that enables Mr. Larney to participate in the Change in Control transaction. In addition, Mr. Larney is entitled to receive a tax “gross-up” payment to make him whole on a net after tax basis for any change of control payments that would be subject to “golden parachute” excise taxes.

Mr. Larney is subject to certain non-competition, non-solicitation and confidentiality covenants that continue post termination.

In addition, Mr. Larney was granted 7,570 shares of restricted common stock on August 6, 2007 that vest ratably over a period of three years, provided that certain financial targets of the Company are met. In the event such financial targets are not met for a particular year, the applicable restricted stock will be forfeited. The financial targets for 2007 were not met and accordingly, 2,574 shares of restricted stock were forfeited.

The Company and Mr. Larney entered into an amendment to the Larney Agreement effective as of May 12, 2008. Under the amendment, Mr. Larney waived any right or alleged right that he may have under the Larney Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transactions contemplated by the Equity Commitment Letter, dated April 1, 2008, between the Company and each of D.E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CDGO, LLC and Q Funding III, L.P.

Andrew M. Thompson

Mr. Thompson entered into an employment agreement with the Company and Foamex L.P., dated February 12, 2007 and amended as of February 4, 2008 (the “Thompson Agreement”), to be employed as Executive Vice President, Foam and Technical Products. The initial term of the Thompson Agreement commenced on February 12, 2007 and continues through the close of business on December 31, 2009. Mr. Thompson’s employment shall be automatically extended for two successive one-year periods commencing on December 31, 2009, unless either party gives prior written notice at least 45 days in advance of the decision not to extend the employment term. Mr. Thompson is entitled to receive an annual base salary of $350,000 during his term of employment, which salary shall be reviewed annually by the Compensation Committee. During Mr. Thompson’s employment, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 50% of his annual base salary. Mr. Thompson was entitled to receive a bonus for the fiscal year 2006 in accordance with the 2006 Foamex Salaried Incentive Plan, which has been paid pursuant to such plan. Additionally, Mr. Thompson is entitled to any payments due pursuant to the KERP, payable in accordance with such plan. From time to time, Mr. Thompson will be entitled to participate in the Company’s equity plans and programs and the Company granted Mr. Thompson options to purchase 12,755 shares of common stock on July 20, 2007 pursuant to the MIP, as well as 8,516 shares of restricted common stock that vest ratably over a period of three years, provided that certain financial targets of the Company are met. In the event such financial targets are not met for a particular year, the applicable restricted stock will be forfeited. The financial targets for 2007 were not met and accordingly, 2,895 shares of restricted stock were forfeited. These 2007 options will vest in equal annual installments over four years commencing on the first anniversary of the Effective Date. Mr. Thompson is also entitled to participate in the Company’s 401(k) Plan, pension plan, the SERP, and life, medical, dental and disability insurance plans. The Company provides Mr. Thompson a car allowance of $1,200 per month.

If Mr. Thompson’s employment is terminated by the Company for reasons other than “Cause” (as defined in the Thompson Agreement), death or “Disability” (as defined in the Thompson Agreement) and such termination is not made pursuant to a notice of non-renewal given by the Company to Mr. Thompson (which must be given at least 45 days prior to December 31, 2009) or if Mr. Thompson terminates his employment for “Good Reason” (as defined in the Thompson Agreement), he shall, subject to his execution of a general release and waiver, receive the above payments in addition to (1) a cash amount in 24 equal monthly installments equal to two times the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of his equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms, and (4) continued participation under the Company’s medical and dental plans for 24 months.

In the event the Company provides Mr. Thompson with a notice of non-renewal so that Mr. Thompson’s employment shall be terminated on December 31, 2009, in addition to (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to the Thompson Agreement or any Company plan, policy, program or arrangement or other arrangement, Mr. Thompson is entitled to receive (1) a cash amount in 12 equal monthly installments equal to the sum of his base salary plus his target bonus, (2) a pro-rata bonus in a lump sum, (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms, and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Thompson’s employment is terminated on account of death or “Disability,” in addition to receiving (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to the Thompson Agreement or any Company plan, policy, program or other arrangement, Mr. Thompson is entitled to (1) a pro-rated bonus and (2) continued participation under the Company’s medical and dental plans for 12 months and (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Thompson Agreement), all outstanding equity and long-term incentive awards shall immediately vest. In addition, Mr. Thompson is entitled to a “gross-up” to make him whole on a net after tax basis for any payments that are subject to “golden parachute” excise taxes.

The Thompson Agreement also contains certain restrictive covenant. If Mr. Thompson’s employment is terminated for any reason other than “Cause,” Mr. Thompson shall not for a period of two years from the date of such termination, which period will be reduced to one year in the event the termination occurs in connection with a notice of non-renewal, compete with the Company or solicit any Company employees or customers. Additionally, Mr. Thompson is prevented from divulging any confidential information of the Company during his employment or thereafter.

On February 4, 2008, the Company and Mr. Thompson entered into an amendment to the Thompson Agreement. Under the amendment, Mr. Thompson is employed as Executive Vice President, Business Management and Marketing. The Thompson Agreement shall be automatically extended for only two successive one-year periods commencing on December 31, 2009, such that the Thompson Agreement will not extend beyond December 31, 2011.

The Company and Mr. Thompson entered into an amendment to the Thompson Agreement effective as of May 12, 2008. Under the amendment, Mr. Thompson waived any right or alleged right that he may have under the Thompson Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transactions contemplated by the Equity Commitment Letter, dated April 1, 2008, between the

Company and each of D.E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CDGO, LLC and Q Funding III, L.P.

Paul A. Haslanger

Mr. Haslanger entered into a change in control agreement with the Company and Foamex L.P., dated December 20, 2002 and amended on January 31, 2007 (the “Haslanger Agreement”) to be employed as Executive Vice President.  In the Haslanger Agreement, Mr. Haslanger is afforded protection against a change in control.

Upon the occurrence of a “Change in Control” (as defined in the Haslanger Agreement), if Mr. Haslanger is terminated within twelve months of the Change in Control without cause or if executive terminates with Good Reason within twelve months of the Change in Control, Mr. Haslanger shall be paid two times annual base salary and 100% of annual bonus (calculated as if the Company and Mr. Haslanger had attained 100% of performance bonus targets), payable over 24 months) or as lump sum.  In addition, all stock options previously granted to Mr. Haslanger shall become fully vested and exercisable immediately.  Mr. Haslanger will continue participation in Company’s health, medical and life insurance benefits and/or coverage, provided however, that (a) such benefit continuation is subject to the terms and conditions of such plans, (b) group life insurance continuation is subject to a limit of two years following termination and (c) coverage shall cease at such time as Mr. Haslanger is covered by like plans of any other company.

Termination of Mr. Haslanger without cause not in connection with a Change in Control would trigger severance that is governed by the Company’s severance policy and as such, Mr. Haslanger would be entitled to 52 weeks of base salary.

Darrell Nance

Mr. Nance entered into a change in control agreement with the Company and Foamex L.P., dated December 20, 2002 and amended on January 31, 2007 (the “Nance Agreement”) to be employed as Executive Vice President.  In the Nance Agreement, Mr. Nance is afforded protection against a change in control.

Upon the occurrence of a “Change in Control” (as defined in the Nance Agreement), if Mr. Nance is terminated within twelve months of the Change in Control without cause or if executive terminates with Good Reason within twelve months of the Change in Control, Mr. Nance shall be paid two times annual base salary and 100% of annual bonus (calculated as if the Company and Mr. Nance had attained 100% of performance bonus targets), payable over 24 months) or as lump sum.  In addition, all stock options previously granted to Mr. Nance shall become fully vested and exercisable immediately.  Mr. Nance will continue participation in Company’s health, medical and life insurance benefits and/or coverage, provided however, that (a) such benefit continuation is subject to the terms and conditions of such plans, (b) group life insurance continuation is subject to a limit of two years following termination and (c) coverage shall cease at such time as Mr. Nance is covered by like plans of any other company.

Termination of Mr. Nance without cause not in connection with a Change in Control would trigger severance that is governed by the Company’s severance policy and as such, Mr. Nance would be entitled to 52 weeks of base salary.

The Company and Mr. Nance entered into an amendment to the Nance Agreement effective as of May 12, 2008. Under the amendment, Mr. Nance waived any right or alleged right that he may have under the Nance Agreement to accelerated vesting of equity awards in the event of a change of control of the Company in connection with the transactions contemplated by the Equity Commitment Letter, dated April 1, 2008, between the Company and each of D.E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CDGO, LLC and Q Funding III, L.P.

Former Employees –Agreements

Raymond E. Mabus, Jr.

In connection with the resignation of Mr. Mabus as Chairman and Chief Executive Officer of the Company effective April 16, 2007, the Company entered into a separation agreement with Mr. Mabus (the “Mabus Separation Agreement”). The Mabus Separation Agreement supersedes the employment agreement between the Company and Mr. Mabus, entered into on February 12, 2007, except as specifically provided in the Mabus Separation Agreement.

The Mabus Separation Agreement provides that all titles, positions and appointments Mr. Mabus held with the Company, including as a member of the Board, ceased as of April 16, 2007. Under the Mabus Separation Agreement, the Company paid Mr. Mabus a lump sum cash payment of $865,000 on April 26, 2007 and allowed Mr. Mabus to continue to participate in the Company’s medical and dental plans through December 31, 2007, at the same cost to Mr. Mabus in effect prior to his resignation. Mr. Mabus will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the lump sum cash payment described above, Mr. Mabus has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, and assigns. Mr. Mabus has also agreed not to disclose any confidential information of the Company and, for the one-year period following his resignation, not to compete with the Company or solicit the Company’s employees or customers.

Gregory J. Christian

In connection with the resignation of Mr. Christian as President of the Company effective September 1, 2007, the Company entered into a separation and consulting agreement with Mr. Christian dated as of August 27, 2007 (the “Christian Agreement”). The Christian Agreement supersedes the employment agreement between the Company and Mr. Christian, entered into on February 12, 2007, except as specifically provided in the separation and consulting agreement.

The Christian Agreement provides that all titles, positions and appointments Mr. Christian held with the Company, including as a member of the Board, ceased as of September 1, 2007. Under the Christian Agreement, the Company pays Mr. Christian a cash payment of $1,600,000, payable in 52 equal bi-weekly installments and will allow Mr. Christian to continue to participate in the Company’s medical and dental plans through September 1, 2009, at the same cost to Mr. Christian in effect prior to his resignation. Mr. Christian also received a lump sum cash payment of $200,000, reflecting a pro-rata target annual bonus for 2007. In February 2008, Mr. Christian received the final distribution in the amount of $93,750 pursuant to the terms of the KERP. The Company reimbursed Mr. Christian for certain outplacement services and legal fees incurred in connection with his resignation, in each case, up to $10,000.

Pursuant to the Christian Agreement, the following options to purchase our common stock accelerated and became fully vested and exercisable as of September 1, 2007: (1) options to purchase 3,898 shares of common stock that were granted to Mr. Christian in 2007 and that would have vested as of September 1, 2008 had Mr. Christian’s employment not terminated, and (2) options to purchase 8,333 shares of common stock that was granted to Mr. Christian on April 15, 2005. These options will remain exercisable until March 30, 2008 and December 31, 2008, respectively. All shares of restricted common stock granted to Mr. Christian during 2007 were forfeited as of September 1, 2007. Any other outstanding equity awards held by Mr. Christian will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

Mr. Christian will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the cash payments and other benefits described above, Mr. Christian has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, successors and assigns. Mr. Christian has also agreed not to disclose any confidential information of the Company and, for the two-year period following his resignation, not to compete with the Company, solicit the Company’s employees, suppliers or customers or divert any person or entity from doing business with the Company.

Commencing on September 1, 2007 and for a period of two years thereafter (the “Consulting Period”), Mr. Christian will serve as a consultant to the Company. The Company will pay Mr. Christian a consulting fee of $1,500, per day for such services and will reimburse Mr. Christian for all reasonable travel and out-of-pocket expenses incurred in performing his consulting services. Mr. Christian’s consulting services shall be performed at the request of the Company and may not exceed (i) four (4) days per each of the three-month periods occurring during the first year of the Consulting Period and (ii) two (2) days per each of the three-month periods occurring during the second year of the Consulting Period.

Stock Option Plans

The 2002 Stock Award Plan provides for the issuance of nonqualified and incentive stock options for common stock. Eligibility extends to employees, directors and consultants of the Company, including its subsidiaries and affiliates. At the Annual Meeting of Stockholders on May 25, 2004, stockholders approved an increase in the number of shares reserved for issuance under the 2002 Stock Award Plan by 625,000 shares. As of December 30, 2007, 1,150,000 shares of common stock were reserved for issuance under the 2002 Stock Award Plan (reflecting our reverse stock split effective April 30, 2007).

The 2002 Stock Award Plan also provides for stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses, although none of these awards have been issued. Of the 1,150,000 shares of common stock reserved under the 2002 Stock Award Plan, 125,000 of these shares are available for awards of restricted stock, phantom stock units, performance share units and/or stock bonuses.

The 1993 Stock Option Plan provided for the issuance of nonqualified and incentive stock options for common stock. Officers and executives of the Company, including its subsidiaries and affiliates were eligible to participate. During the fourth quarter of 2003, the 1993 Stock Option Plan expired according to the provisions of the plan. Consequently, no further options can be granted under the plan. The 1993 Stock Option Plan provided for the issuance of up to 1,187,750 shares of Common Stock. Options outstanding on the expiration date continue to be available for the issuance of Common Stock under the terms and conditions at their issuance.

In connection with the Plan, the Company adopted the MIP, as described above.

Compensation of Directors

Cash compensation in 2007 for non-employee directors included the following components: (i) Annual Retainer - $30,000 cash payment; (ii) Equity Awards - $35,000 in common stock and $35,000 in stock options; (iii) meeting fees - $1,500 for each board or committee meeting attended in person and $750 per telephonic conference call meeting; (iv) Committee Chair Fee - $10,000 per year for Audit Committee Chairman; $5,000 per year for Compensation Committee Chairman and Special Committee Chairman, and (v) Chairman Fee - $50,000 per year ($25,000 in cash and $25,000 in stock). In addition, directors are reimbursed reasonable out-of-pocket expenses in connection with travel to and attendance at board and committee meetings, and other corporate business. The following table includes 2007 compensation amounts for each non-employee director of the Company.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total
S. Dennis N. Belcher(d)	750		9,679		10,429
Robert B. Burke(e)	65,000	27,030	3,383		95,413
Seth Charnow (D. E. Shaw)(e) (f)	54,500	27,030	3,383		84,913
John C. Culver(d)	1,500		2,194		3,694
Eugene I. Davis(e)	82,000	46,339	3,383		131,722
Robert J. Hay(d)	1,500		6,937	53,328	61,765
Thomas M. Hudgins	84,500	27,030	8,935		120,465
David A Lieberman(d)	1,500		2,541		4,041
Gregory E. Poling(e)	53,000	27,030	3,383		83,413
Raul J. Valdes-Fauli(d)	750		5,853		6,603

(a)

Amounts shown under Stock Awards reflect the dollar amounts recognized for financial statement purposes for 2007 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” and are computed using the fair market value of the common stock granted on July 20, 2007.

(b)

Amounts shown under Option Awards reflect the dollar amounts recognized for financial statement purposes for 2007 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” and are computed using the valuation assumptions included in Note 13 to our consolidated financial statements.

(c)	Amounts shown under Other Compensation reflect payments to Mr. Hay pursuant to his consulting agreement, which was terminated in 2007.
(d)	Resigned from the Board on February 12, 2007.
(e)	Joined the Board on February 12, 2007.
(f)	Compensation that Mr. Charnow is entitled to receive for his services as a director is paid to D. E. Shaw.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is, and during the fiscal year ended December 31, 2007, was, comprised entirely of non-employee directors. The Company is not aware of any executive officers of the Company who have served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors and/or Compensation Committee.

Equity Compensation Plan Information

The following table summarizes information about the Foamex International Inc. 1993 Stock Option Plan, the Foamex International Inc. 2002 Stock Award Plan for Directors, Executive Officers and Key Employees, and the MIP. This information is as of December 30, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Outstanding)
Equity compensation plans approved by stockholders	419,547	$14.69	2,911,719
Equity compensation plans not approved by stockholders	—	—	—
Total	419,547	$14.69	2,911,719

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Information Statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this Information Statement.

Mr. Burke

Mr. Hudgins

Mr. Charnow

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate Company filings, including this Information Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

Approval of the Amendments

Under the Delaware General Corporation Law (the “Delaware Law”), the Certificate of Amendment relating to the increase in authorized share capital must be approved by the Board of Directors and by holders of at least a majority of the Common Stock.

Under the Code, in order for awards under the MIP to qualify as performance-based and therefore ensure tax deductibility by the Company, the MIP must be approved by the Company’s Board of and by the holders of at least a majority of the Common Stock.

The following stockholders approved the Amendments by written consent as permitted under Delaware Law. Their approvals collectively represent approximately 52% of the Common Stock of the Company:

D. E. Shaw Laminar Portfolios, L.L.C.

Goldman, Sachs & Co.

Sigma Capital Management, Inc.

In accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, the actions approved by the holders of a majority of the common stock by written consents will become effective on June ___, 2008, which is the date that is 20 calendar days after the mailing of this Information Statement to the stockholders of the Company and thus, the Amendments can take effect only after that date. The MIP Amendment shall be deemed effective on June [_____], 2008. The Charter Amendment will become effective on June [_____], 2008, as set forth therein.

Because stockholders holding over a majority of the Common Stock of the Company have approved the Amendments by written consent, you are not required to take any action at this time.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters

The following table sets forth certain information, as of June 6, 2008, regarding the beneficial ownership of shares of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer that was employed by the Company on December 30, 2007, and (iv) all directors and executive officers employed by the Company as of June 6, 2008 as a group. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder’s shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder’s shares of stock.

Name and Address of Beneficial Owners	Beneficial Ownership (1)
	Number of Shares	% of Class
D. E. Shaw Laminar Portfolios, L.L.C. (6) 120 West Forty-Fifth Street, 39th Floor, Tower 45 New York, NY 10036	21,767,377	50.1%
Goldman, Sachs & Co. (7) 85 Broad Street New York, NY 10004	12,729,421	34.8%
Sigma Capital Management, Inc. (8) 777 Long Ridge Road Stamford, CT 06902	2,489,030	8.6%
Marathon Asset Management, LLC 461 Fifth Avenue, 10th Floor New York, NY 10017	2,235,913	7.8%
Greywolf Capital Management LP 4 Manhattanville Road, Suite 201 Purchase, NY 10577	1,453,195	5.1%
John G. Johnson, Jr. (2) (3) (9)	1,177,132	4.1%
Robert B. Burke (2) (3) (4)	127,426	*
Seth Charnow (2) (3) (5)	111,334	*
Eugene I. Davis (2) (3)	246,561	*
Thomas M. Hudgins (2) (3)	137,772	*
David J. Lyon (2) (5)	71,795	*
Gregory E. Poling (2) (3)	127,426	*
Paul A. Haslanger (2) (3)	21,625	*
Darrell Nance (2) (3)	129,617	*
Andrew M. Thompson (2) (3)	211,231	*
Robert M. Larney (2)	399,148	1.4%
All executive officers and directors as a group (as of June 6, 2008) (13 persons) (2)(3)	3,094,787	10.8%

____________________

*	Less than 1%.

(1)

Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days of June 6, 2008 through the exercise of options, convertible securities and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2)	Address is c/o Foamex International Inc., 1000 Columbia Avenue, Linwood, PA 19061.

(3)

Includes shares of common stock issuable upon exercise of options granted under the Company’s 1993 Stock Option Plan and 2002 Stock Award Plan, which have vested or will vest within 60 days of June 6, 2008. In the above table, (i) 2,075 of such shares have been included for Mr. Hudgins, (ii) 992 of such shares have been included for Mr. Burke, Mr. Charnow, Mr. Davis and Mr. Poling, (iii) 14,172 of such shares have been included for Mr. Johnson, (iv) 21,625 of such shares have been included for Mr. Haslanger, (v) 42,859 of such shares are included for Mr. Nance, (vi) 22,229 of such shares have been included for Mr. Thompson, and (vii) 117,802 of such shares have been included for all executive officers and directors as a group.

(4)

Mr. Burke is employed by Par-Four Investment Management, LLC, but has disclaimed beneficial ownership of any shares held by Par-Four Investment Management, LLC, except to the extent of his pecuniary interest therein.

(5)

Mr. Charnow and Mr. Lyon are vice presidents at D. E. Shaw, which is an affiliate of and the investment adviser to D. E. Shaw Laminar Portfolios, L.L.C.  Mr. Charnow and Mr. Lyon disclaim any beneficial ownership that may be attributable to them as a result of his affiliation with D. E. Shaw Laminar Portfolios, L.L.C.

(6)

Includes 14,864,540 shares of common stock issuable upon conversion of approximately 9,662 shares of our Series D preferred stock (assuming a conversion price per share equal to the Rights Offering Price),which shares are presently convertible.

(7)

Includes 7,952,360 shares of common stock issuable upon conversion of approximately 5,169 shares of our Series D preferred stock (assuming a conversion price per share equal to the Rights Offering Price).

(8)	Includes 192,123 shares of common stock issuable upon conversion of approximately 125 shares of our Series D preferred stock (assuming a conversion price per share equal to the Rights Offering Price).

(9)	Includes 8,125 shares held in an IRA.

Outstanding Voting Securities

As of the date hereof, the Certificate of Incorporation provides for an authorized capitalization consisting of 193,000,000 shares of Common Stock and 7,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). At the close of business on May 9, 2008, there were 24,949,597 shares of Common Stock and 18,500 shares of Preferred Stock outstanding. The Common Stock constitute the only voting securities of the Company. Each stockholder is entitled to cast one vote for each share of Common Stock held by the stockholder.

Interest of Certain Persons In or Opposition To Matters to be Acted Upon

Each of the Company’s directors and executive officers is eligible to receive grants under the MIP. Mr. Charnow who is a director of the Company, is a vice president at D. E. Shaw & Co., L.P., which is an affiliate of and the investment adviser to D. E. Shaw, one of our Significant Equityholders.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting the Company at: 1000 Columbia Avenue, Linwood, PA, Attn: Deputy General Counsel, or by contacting the Company via telephone at (610) 859-3000. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

By order of the Board of Directors

/s/ John G. Johnson, Jr.

John G. Johnson, Jr.

President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOAMEX INTERNATIONAL INC.

__________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

__________________________________________

Foamex International Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article V of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth below:

“ARTICLE V

AUTHORIZED CAPITAL STOCK

A.        Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Seven Hundred Fifty Seven Million (757,000,000) consisting of (i) Seven Million (7,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and (ii) Seven Hundred Fifty Million (750,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”). To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (“11 U.S.C. ss. 1123(a)(6)”), no nonvoting equity securities of the Corporation shall be issued. The foregoing sentence shall have no further force and effect beyond that required by 11 U.S.C. ss. 1123(a)(6) and is applicable only for so long as such Section is in effect and applicable to the Corporation.

B.         Preferred Stock. The Board is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Certificate of Designations”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Voting Stock voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designations.

C.         Common Stock. Except as otherwise provided by law or as otherwise provided in any Certificate of Designations, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.”

SECOND: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (“GCL”) and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the GCL.

THIRD: This Certificate of Amendment shall be effective on [____], 2008.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this ____ day of June, 2008.

Foamex International Inc.

By:

Name:

Title:

EXHIBIT B

AMENDMENT NO. 1 TO 2007 MANAGEMENT INCENTIVE PLAN

AMENDMENT NO. 1 TO 2007 MANAGEMENT INCENTIVE PLAN

OF FOAMEX INTERNATIONAL INC.

THIS AMENDMENT NO. 1 (the “Amendment”), dated _________, 2008, to the 2007 Management Incentive Plan (the “MIP”) of Foamex International Inc. (the “Corporation”).

WHEREAS, the Corporation has entered into that certain Equity Commitment Agreement (the “Equity Commitment Agreement”), dated April 1, 2008, among the Corporation, D.E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CGDO, LLC and Q Funding III, L.P. (collectively, the “Significant Stockholders”), pursuant to which the Corporation intends to conduct a rights offering (the “Rights Offering”) to its existing stockholders and an offering (the “Second Lien Offering”) of shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), to lenders under the Corporation’s Second Lien Term Loan Agreement, dated as of February 12, 2007, among the Corporation and the other parties thereto;

WHEREAS, in connection with the Equity Commitment Agreement, the Corporation has entered into a put option agreement (each, a “Put Option Agreement”) with each of the Significant Stockholders, pursuant to which the Corporation can require such Significant Stockholder to purchase a certain number of shares of Common Stock;

WHEREAS, as a result of the reverse stock split effective on May 1, 2007, the maximum number of shares of Common Stock that may be issued in connection with Stock Incentive Awards (as defined in the MIP) granted under the MIP may not exceed 2,325,000 shares of Common Stock in the aggregate;

WHEREAS, in connection with the increased issuance of Common Stock pursuant to the transactions contemplated by the Equity Commitment Letter, the Corporation desires to increase the number of shares of Common Stock authorized for issuance under the MIP; and

1.	Amendment to MIP.

The first sentence of Section 3(a) of the MIP is hereby amended and restated as follows:

“Subject to adjustment as provided in Section 10 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued in connection with Stock Incentive Awards granted under the Plan shall not exceed 27,300,000 shares of Common Stock in the aggregate.”

2	Miscellaneous.

Except as provided herein, the provisions of the MIP are and shall remain in full force and effect.

This Amendment shall become effective as of the date first above written.